Exhibit 99.1

Financial Report
January – March 2019

Stockholm, Sweden, April 26, 2019
(NYSE: ALV and SSE: ALIV.Sdb)

Autoliv

Q1 2019: Challenging market conditions

Financial highlights Q1 2019 $2,174m consolidated sales 1.8% organic sales growth* 8.0% operating margin 7.7% adj. operating margin* $1.27 EPS - a decline of 30% $1.20 adj. EPS* - a decline of 34%	Full Year 2019 indications Around 5% organic sales growth Around 3% total sales growth Around 10.5% adj. operating margin

Key business developments in the first quarter of 2019

•	Organic growth outpaced global light vehicle production by 8.6pp mainly due to Americas and China.
•	Profitability impacted by the largest global LVP decline (~7%) in a decade, a labor conflict and rising raw materials costs.
•	The labor conflict in Mexico caused temporary costs of >$20m. Issue resolved and production returning to normal levels.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All figures herein refer to continued operations, excluding former Electronics segment, unless stated otherwise. All change figures in this document compares to the same period of previous year, except when stated otherwise.

Key Figures
(Dollars in millions, except per share data)	Q1 2019	Q1 2018	Change
Net sales	$2,174	$2,241	(3.0)%
Operating income	$173	$243	(29)%
Adjusted operating income1)	$166	$245	(32)%
Adjusted operating margin1)	7.7%	10.9%	(3.2)pp
Earnings per share, diluted2, 3)	$1.27	$1.82	(30)%
Adjusted earnings per share, diluted1, 2, 3)	$1.20	$1.83	(34)%
Operating cash flow4)	$154	$81	90%
Return on capital employed[5], 6)	19.6%	n/a	n/a

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) For Q1 2018 management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 5) Operating income and income from equity method investments, relative to average capital employed. 6) The Company has decided not to recalculate the prior period since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful.

Comments from Mikael Bratt, President & CEO

Our people did well managing the largest quarterly light vehicle market decline in a decade, and consequently the quarter developed in line with our expectations,

profitability on new launches is initially lower until production is fully ramped up to the designed line capacity.

We saw a clear improvement in launch related costs compared to the fourth quarter of 2018, although we still expect it will take a few more quarters to be back at a normal launch cost level.

excluding the effects of the labor conflict in Mexico.	Our order intake share remained at a good level although OEM

Despite the unforeseen labor conflict related costs and weak LVP trend, we are able to reiterate our full year profitability indication as we aim to meet these challenges with cost reductions, including a hiring freeze and other measures.

Our sales strongly outpaced light vehicle production thanks to our performance in Americas and China. The sharp decline in LVP was more than offset by continued growth from new launches and we were able to grow sales organically* by almost 2%. However, profitability was negatively affected by the mix impact of LVP driven sales decline for established business and sales growth coming from new launches, as order activity was relatively modest in the quarter.

I am pleased that the labor conflict in Mexico is closed, with only limited production back-log effects remaining, although we are of course never satisfied when disturbances brings negative impacts on us and our customers.

With the EC antitrust decision behind us, we continue to focus on launch effectiveness, productivity and managing light vehicle production volatility while, as always, having quality as our first priority.

Outlook 2019
	Full Year Indication		Full Year Indication
Organic sales growth	Around 5%	Tax rate2)	Around 28%
Consolidated sales growth	Around 3%	Operating cash flow	Higher than in 2018
Adjusted operating margin1)	Around 10.5%	Capital expenditure, net % of sales	Lower than in 2018
R,D&E, net % of sales	Lower than in 2018	Leverage ratio at year end	Well within 0.5x-1.5x

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, April 26, 2019. Information regarding how to participate is available on www.autoliv.com. The slides for the conference call will be available on our website shortly after the publication of this earnings report.

Key Performance Trends

Sales Development by region	Capex and D&A

Adj. operating income and margin*	Operating Cash Flow

Return on Capital Employed	Cash Conversion*

Key definitions ----------------------------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net. D&A: Depreciation and Amortization.	Operating cash flow: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations.

Adj. operating income: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments.	Cash conversion: Free cash flow in relation to net income adjusted for EC antitrust accrual.

Consolidated sales development in the first quarter 2019

Consolidated Sales		First quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$1,447.7	$1,439.6	0.6%	(4.3)%	4.9%
Seatbelt Products2)		$726.3	$801.3	(9.4)%	(5.6)%	(3.8)%
Total		$2,174.0	$2,240.9	(3.0)%	(4.8)%	1.8%

Asia		$750.7	$792.2	(5.2)%	(4.4)%	(0.8)%
Whereof:	China	$330.4	$366.4	(9.8)%	(5.8)%	(4.0)%
	Japan	$208.1	$214.7	(3.1)%	(1.9)%	(1.2)%
	RoA	$212.2	$211.1	0.5%	(4.5)%	5.0%
Americas		$743.1	$667.2	11.4%	(1.3)%	12.7%
Europe		$680.2	$781.5	(13.0)%	(8.1)%	(4.9)%
Total		$2,174.0	$2,240.9	(3.0)%	(4.8)%	1.8%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product - Airbags	Sales by product - Seatbelts

Airbag sales organic growth* was mainly driven by strong performance for steering wheels in North America and Europe. Frontal airbags in North America also contributed to the overall growth. Side airbag sales declined slightly while inflator replacement sales were virtually unchanged compared to a year earlier.

Seatbelt sales organic decline* was mainly driven by weaker sales in Europe, but also in China, partly mitigated by better performance in North America. The trend of higher sales of more advanced and higher value-added seatbelt systems continued, especially in China and Japan, partly offset by weaker sales in Europe.

Sales by region

By growing globally almost 2% organically*, we grew faster than light vehicle production (according to IHS) by 8.6pp. The largest contributor to overall growth was North America, supported by India, South America and

Thailand, partly offset by declines in Europe, China and Japan. We grew sales organically* by around 15pp more than LVP in North America and by about 10pp more in China. We managed to grow faster than LVP in almost all regions.

Organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	12.7%	(4.9)%	(4.0)%	(1.2)%	5.0%	1.8%
Main growth drivers	Launches with Nissan, Honda, FCA, Tesla, VW	Daimler	Honda, VW	Honda, Subaru	India and Thailand	Americas, India, ASEAN
Main decline drivers	Daimler, Ford	Renault, BMW, JLR, Ford, FCA, VW	LVP in general, Great Wall, Wuling, Baojun	Mitsubishi, Toyota	Ford, Renault	LVP in general, Europe, China

Light vehicle production development

Change vs same quarter last year

	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (April 2019)	(3.0)%	(4.9)%	(13.9)%	0.6%	(1.1)%	(6.8)%
IHS LVP (January 2019)	0.5%	(4.6)%	(9.2)%	4.8%	1.3%	(3.5)%

Key launches in the first quarter 2019

The models on this page are some of the key models which have been launched in the first quarter 2019. As a group, these models are well distributed across the globe. The growing interest among OEMs for extended protection is seen in the Range Rover Evoque, which is equipped with pedestrian protection airbag.

Mazda 3/Axela	VW T-Cross	DS 3 Crossback

Toyota Corolla	Ram Truck Heavy Duty	VW Sagitar

Range Rover Evoque	Hyundai Sonata	Porsche 911

Driver and/or Passenger airbags	Seatbelts	Side airbags	Knee airbag

Head/Inflatable Curtain airbags	Pyrotechnical Safety Switch		Pedestrian Airbag

Steering Wheel

Financial development in the first quarter 2019

Selected income statement items

Condensed income statement	First quarter
(Dollars in millions, except per share data)	2019	2018	Change
Net sales	$2,174.0	$2,240.9	(3.0)%
Cost of sales	$(1,795.2)	$(1,780.6)	0.8%
Gross profit	$378.8	$460.3	(17.7)%
S,G&A	$(101.4)	$(101.1)	0.3%
R,D&E, net	$(107.4)	$(108.5)	(1.0)%
Amortization of intangibles	$(2.8)	$(2.8)	0.0%
Other income (expense), net	$6.0	$(4.5)	233.3%
Operating income	$173.2	$243.4	(28.8)%
Adjusted operating income1)	$166.4	$244.5	(31.9)%
Financial and non-operating items, net	$(19.6)	$(14.5)	35.2%
Income before taxes	$153.6	$228.9	(32.9)%
Tax rate	27.4%	30.5%	(3.1)pp
Net income	$111.5	$159.1	(29.9)%
Earnings per share2, 3)	$1.27	$1.82	(30.2)%
Adjusted earnings per share1, 2, 3)	$1.20	$1.83	(34.4)%

Gross margin	17.4%	20.5%	(3.1)pp
S,G&A % of sales	(4.7)%	(4.5)%	0.2pp
R,D&E, net % of sales	(4.9)%	(4.8)%	0.1pp
Operating margin	8.0%	10.9%	(2.9)pp
Adjusted operating margin1)	7.7%	10.9%	(3.2)pp

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Gross profit declined by $82 million and the gross margin declined by 3.1pp compared to the same quarter 2018. The gross margin was adversely impacted by the sharp decline in global light vehicle production resulting in a lower utilization of our production assets, costs due to a labor conflict in Mexico, raw material headwinds and elevated launch related costs. This was offset to a small degree by organic growth* from launches of new products, which have a lower margin contribution in the early phase of the ramp-up.

S,G&A was close to unchanged in USD terms but increased slightly as percent of sales due to the sales decline.

R,D&E, net was close to unchanged in USD terms but increased slightly as percent of sales due to the sales decline.

Other income (expense), net of $6 million in the first quarter of 2019 is primarily related to the reversal of the difference between the fourth quarter accrual and the fine received from the European Commission’s (EC) investigation of anti-competitive behavior.

Operating income decreased by $70 million, mainly as a consequence of the decline in gross profit.

Financial and non-operating items, net was $5 million more negative than a year earlier, mainly due to higher net debt.

Income before taxes decreased by $75 million, mainly as a consequence of the lower operating income.

Effective tax rate improved from 30.5% to 27.4% primarily because first quarter 2018 was negatively affected by an adjustment to deferred tax assets.

Earnings per share, diluted decreased by 55 cents primarily due to 65 cents from lower operating income and 5 cents from higher financial net, partly offset by 8 cents from the change in the French statutory tax rate in 2018 reducing the value of the French deferred tax assets in the first quarter of 2018 and 8 cents from lower costs for capacity alignments and antitrust related matters.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	First quarter
(Dollars in millions)	2019	2018	Change
Operating working capital1)	$633.2	$767.6	(17.5)%
Operating working capital % of sales2)	7.4%	9.2%	(1.8)pp
Cash & cash equivalent	$436.6	$793.9	(45.0)%
Gross Debt3)	$2,035.7	$1,370.4	48.5%
Net Debt4)	$1,607.2	$574.9	179.6%
Total equity	$1,974.0	$4,342.0	(54.5)%
Leverage ratio*	1.6	0.7	128.6%

1) For 2019 excluding the EC antitrust accrual. 2) Latest 12 months of net sales. 3) Short- and long-term interest-bearing debt. 4) Short and long-term debt less cash and cash equivalents and debt-related derivatives.

Selected Cash Flow items	First quarter
(Dollars in millions)	2019	20181)	Change
Net income	$111.5	$159.1	(29.9)%
Changes in operating assets and liabilities	$(37.1)	$(184.5)	(79.9)%
Depreciation and amortization	$90.1	$81.5	10.6%
Other, net2)	$(10.8)	$24.9	(143.4)%
Operating cash flow	$153.7	$81.0	89.8%
Capital expenditure, net	$(108.0)	$(110.1)	(1.9)%
Free cash flow*3)	$45.7	$(29.1)	257.0%
Cash conversion*4)	41.0%	(18.3)%	59.3pp
Dividends paid	$(54.3)	$(52.4)	3.6%

1) Management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 2) Including legal provision. 3) Operating cash flow less Capital expenditures, net. 4) Free cash flow relative to Net income.

Operating working capital* was 7.4% of sales compared to 9.2% of sales a year earlier, mainly as a consequence of a reduction in accounts receivables. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $154 million compared to $81 million a year earlier, primarily due to improvement in operating assets and liabilities as the first quarter 2018 was negatively affected by receivables timing effects.

Capital expenditure, net, was relatively unchanged at $108 million, reflecting continued high investment requirements in support of the high level of new product launches.

Free cash flow, net* amounted to $46 million compared to a negative amount of $29 million a year earlier, reflecting the improvement in operating cash flow.

Cash conversion* defined as free cash flow in relation to net income, amounted to 41% in the first quarter of

2019. The improvement compared to first quarter 2018 was due to the stronger operating cash flow.

Net debt* increased by $1,032 million vs. a year ago mainly due to the capital injection of Veoneer. Compared to year end 2018, net debt decreased by $12 million.

Leverage ratio*. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of March 31, 2019, the Company had a leverage ratio of 1.6x, compared to 1.5x at December 31, 2018.

Total equity increased in the quarter by $77 million compared to December 31, 2018 mainly due to $112 million from net income, $21 million from currency translation effects partly offset by $54 million from dividends. Compared to a year ago, the decrease of $2,368 million is primarily due to the spin-off of our Electronics segment.

Headcount

	March 31, 2019	December 31, 2018	March 31, 2018
Headcount	66,878	66,764	66,001
Whereof: Direct workers in manufacturing	71%	71%	72%
Best cost countries	80%	80%	80%
Temporary personnel	12%	14%	13%

Compared to December 31, 2018, total headcount (permanent employees and temporary personnel) increased by 114. Compared to a year ago, headcount increased by 877, reflecting the growth in organic sales* and to support launches of new programs.

Key Ratios

	First quarter		Last 12 months	Full Year
	2019	2018		2018
Income
Earnings per share, basic1)	$1.28	$1.82	$3.77	$4.32
Earnings per share, diluted1, 2)	$1.27	$1.82	$3.76	$4.31
Gross margin, %3)	17.4	20.5	18.9	19.7
Adjusted operating margin, %4)	7.7	10.9	9.6	10.5
R,D&E net in relation to sales, %	(4.9)	(4.8)	(4.8)	(4.8)
Balance Sheet
Operating working capital in relation to sales, %5)	7.4	9.2	7.4	7.9
Capital employed, $ in millions6)	3,581	4,917	3,581	3,516
Return on total equity, %[7], 8)	23.0	n/a	13.4	13.0
Return on capital employed, %[8], 9)	19.6	n/a	15.8	16.8
Cash dividend paid per share	$0.62	$0.60	$2.48	$2.46
Net debt, $ in millions10)	1,607	575	1,607	1,619
Leverage ratio[1]1)	1.6	0.7	1.6	1.5
Days receivables outstanding[1]2)	74	77	75	71
Days inventory outstanding[1]3)	35	32	35	35
Cash flow
Operating cash flow[1]4)	$153.7	$15.6	$728.7	$590.6
Depreciation and amortization[1]4)	$90.1	$109.8	$377.4	$397.1
Capital expenditures, net in relation to sales, %[1]4)	(5.0)	(6.2)	(6.1)	(6.4)
Free cash flow[1][4], 15)	$45.7	$(123.7)	$205.2	$35.8
Cash conversion, %[1][4], 16)	41.0	(101.1)	118.8	19.5
Direct shareholder return[1]7)	$(54.3)	$(52.4)	$(216.2)	$(214.3)
Other
No. of shares at period-end in millions[1]8)	87.2	87.1	87.2	87.1
Average no. of shares in millions2)	87.4	87.3	87.4	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 5) Latest 12 months of net sales. First quarter 2019, latest 12 months & full year 2018 excluding antitrust provision expense. 6) Total equity and net debt. 7) Net income relative to average total equity. 8) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 9) Operating income and income from equity method investments, relative to average capital employed. 10) Non-U.S. GAAP measure; for reconciliation see section reconciliation of U.S. GAAP to non-U.S. measures. 11) Net debt adjusted for pension liabilities in relation to EBITDA. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales. 14) Including Discontinued Operations. 15) Operating cash flow less Capital expenditures, net. 16) Free cash flow relative to Net income. 17) Dividends paid and Shares repurchased. 18) Excluding dilution and net of treasury shares.

Other Items

•

On January 30, 2019, Lennart Lindblad, founder of Autoliv, died at the age of 89. Lennart Lindblad founded the Company Lindblads Autoservice AB in 1953 with his brother Stig Lindblad and developed the Company’s first seatbelt in 1956. In 1968, the Company changed its name to Autoliv AB.

•

On March 1, 2019, Autoliv announced a cooperation agreement with Cevian to nominate Min Liu for election at the 2019 AGM. Ms. Liu is a Vice President of Cevian Capital AG. Ms. Liu previously served as a principal of The Boston Consulting Group in Germany between 2004 and 2015. Ms. Liu has an MBA from Stanford University in addition to bachelor’s and master’s degrees in business information technology from Goettingen University. Additionally, Cevian agreed to certain customary standstill obligations.

•

On March 4, 2019, Autoliv announced the appointment of Magnus Jarlegren as EVP Operations and member of the Executive Management Team. He assumes his new position at the latest in August 2019. Mr. Jarlegren is currently employed by Sandvik.

•	On March 5, 2019, the European Commission announced the completion of its investigation regarding suppliers of occupant safety systems. The European Commission decided to impose a fine of €179 million ($203 million) for Autoliv, payable within 90 days. The fine is $7 million lower than the accrual made by Autoliv in the fourth quarter of 2018.

•

On April 8, 2019, Autoliv announced the appointment of Christian Swahn as EVP Global Supply Chain Management and member of the Executive Management Team. He is expected to join Autoliv at the latest in September 2019. Mr. Swahn is currently Senior Vice President Global Purchasing at Volvo Bus Corporation.

•

On April 11, 2019, Autoliv announced the establishment of a €3,000 million guaranteed Euro Medium Term Note program. The EMTN program constitutes a standardized master agreement for the issuance of bonds, including private placement and public benchmark bonds, and provides Autoliv with a flexible and cost-efficient platform for future debt issuance.

•	On April 12, 2019, Autoliv announced the departure of Michael Hague, former President of Autoliv Europe. Mr. Hague’s successor is expected to be announced shortly.

Dividends

On February 19, 2019, the Company declared a quarterly dividend to shareholders of 62 cents per share for the second quarter 2019, with the following payment schedule:

Ex-date (common stock)	May 21, 2019
Ex-date (SDRs)	May 21, 2019
Record Date	May 22, 2019
Payment Date	June 7, 2019

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter of 2019 on Friday, July 19, 2019.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 26, 2019.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	First quarter		Latest 12 months	Full Year
(Unaudited)	2019	2018		2018
Airbag and Other products1)	$1,447.7	$1,439.6	$5,706.7	$5,698.6
Seatbelt products1)	726.3	801.3	2,904.6	2,979.6
Total net sales	$2,174.0	$2,240.9	$8,611.3	$8,678.2

Cost of sales	(1,795.2)	(1,780.6)	(6,981.5)	(6,966.9)
Gross profit	$378.8	$460.3	$1,629.8	$1,711.3

Selling, general & administrative expenses	(101.4)	(101.1)	(390.6)	(390.3)
Research, development & engineering expenses, net	(107.4)	(108.5)	(411.5)	(412.6)
Amortization of intangibles	(2.8)	(2.8)	(11.3)	(11.3)
Other income (expense), net	6.0	(4.5)	(200.6)	(211.1)
Operating income	$173.2	$243.4	$615.8	$686.0

Income from equity method investments	1.0	1.3	3.3	3.6
Interest income	1.0	1.7	6.2	6.9
Interest expense	(18.0)	(13.6)	(70.5)	(66.1)
Other non-operating items, net	(3.6)	(3.9)	(17.7)	(18.0)
Income from Continuing Operations before income taxes	$153.6	$228.9	$537.1	$612.4

Income taxes	(42.1)	(69.8)	(207.2)	(234.9)
Net income from Continuing Operations	$111.5	$159.1	$329.9	$377.5

Loss from Discontinued Operations, net of income taxes	-	(36.7)	(157.1)	(193.8)
Net income	$111.5	$122.4	$172.8	$183.7

Less; Net income from Continuing Operations attributable to non-controlling interest	0.1	0.4	1.3	1.6
Less; Net loss from Discontinued Operations attributable to non-controlling interest	-	(4.7)	(3.6)	(8.3)
Net income attributable to controlling interest	$111.4	$126.7	$175.1	$190.4

Amounts attributable to controlling interest:
Net Income from Continuing Operations	$111.4	$158.7	$328.6	$375.9
Net Loss from Discontinued Operations, net of income taxes	-	(32.0)	(153.5)	(185.5)
Net income attributable to controlling interest	$111.4	$126.7	$175.1	$190.4

Earnings per share Continuing Operations2, 3)	$1.27	$1.82	$3.76	$4.31
Earnings per share Discontinued Operations2, 3)	$ -	$(0.37)	$(1.76)	$(2.13)
Earnings per share2, 3)	$1.27	$1.45	$2.00	$2.18

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions, unaudited)	2019	2018	2018	2018	2018
Assets
Cash & cash equivalents	$436.6	$615.8	$533.7	$507.5	$793.9
Receivables, net	1,749.6	1,667.1	1,784.5	1,902.0	1,895.1
Inventories, net	741.1	757.9	758.7	709.7	704.3
Other current assets	183.8	244.6	271.2	254.6	238.6
Current assets, Discontinued Operations	–	–	–	–	710.0
Total current assets	$3,111.1	$3,285.4	$3,348.1	$3,373.8	$4,341.9

Property, plant & equipment, net	1,710.9	1,690.1	1,654.8	1,633.4	1,676.4
Investments and other non-current assets	384.3	323.5	331.3	352.4	352.0
Right-of-use assets, operating leases	147.3	–	–	–	–
Goodwill assets	1,388.3	1,389.9	1,391.0	1,391.9	1,400.0
Intangible assets, net	30.7	32.7	35.3	38.3	40.7
Non-current assets, Discontinued Operations	–	–	–	–	1,067.1
Total assets	$6,772.6	$6,721.6	$6,760.5	$6,789.8	$8,878.1

Liabilities and equity
Short-term debt	$437.6	$620.7	$573.0	$605.6	$60.2
Accounts payable	981.7	1,029.0	992.4	1,036.9	970.6
Other current liabilities	1,282.2	1,215.8	1,118.4	1,110.8	1,152.2
Operating lease liabilities, current	37.0	–	–	–	–
Current liabilities, Discontinued Operations	–	–	–	–	626.5
Total current liabilities	$2,738.5	$2,865.5	$2,683.8	$2,753.3	$2,809.5

Long-term debt	1,598.1	1,609.0	1,677.5	1,678.0	1,310.2
Pension liability	200.4	198.2	204.3	203.8	211.5
Other non-current liabilities	151.1	152.1	141.5	147.1	149.7
Operating lease liabilities, non-current	110.5	–	–	–	–
Non-current liabilities, Discontinued Operations	–	–	–	–	55.2
Total non-current liabilities	$2,060.1	$1,959.3	$2,023.3	$2,028.9	$1,726.6

Total parent shareholders’ equity	1,960.5	1,883.7	2,040.4	1,994.5	4,206.2
Non-controlling interest	13.5	13.1	13.0	13.1	135.8
Total equity	$1,974.0	$1,896.8	$2,053.4	$2,007.6	$4,342.0

Total liabilities and equity	$6,772.6	$6,721.6	$6,760.5	$6,789.8	$8,878.1

Consolidated Statements of Cash Flow

	First quarter		Latest 12 months1)	Full Year
(Dollars in millions, unaudited)	2019	20181)		20181)
Net income Continuing Operations	$111.5	$159.1	$329.9	$377.5
Net loss Discontinued Operations	–	(36.7)	(157.1)	(193.8)
Depreciation and amortization	90.1	109.8	377.4	397.1
Legal provision	(6.8)	–	203.2	210.0
Other, net	(4.0)	6.1	19.0	29.1
Changes in operating assets and liabilities	(37.1)	(222.7)	(43.7)	(229.3)
Net cash provided by operating activities	$153.7	$15.6	$728.7	$590.6

Capital expenditures, net	(108.0)	(139.3)	(523.5)	(554.8)
Acquisitions of businesses and other, net	–	(72.9)	–	(72.9)
Net cash used in investing activities	$(108.0)	$(212.2)	$(523.5)	$(627.7)

Net cash before financing2)	$45.7	$(196.6)	$205.2	$(37.1)

Net (decrease) increase in short-term debt	(173.1)	65.4	116.9	355.4
Issuance of long-term debt	–	–	582.2	582.2
Debt issuance costs	–	–	(2.6)	(2.6)
Dividends paid	(54.3)	(52.4)	(216.2)	(214.3)
Common stock options exercised	0.1	4.9	3.4	8.2
Dividend paid to non-controlling interests	–	–	(2.1)	(2.1)
Capital contribution to Veoneer	–	–	(971.8)	(971.8)
Effect of exchange rate changes on cash	2.4	13.1	(72.3)	(61.6)
Decrease in cash and cash equivalents	$(179.2)	$(165.6)	$(357.3)	$(343.7)
Cash and cash equivalents at period-start	615.8	959.5	793.9	959.5
Cash and cash equivalents at period-end	$436.6	$793.9	$436.6	$615.8
1) Including Discontinued Operations. 2) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The table below and on page 5 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Consolidated Sales		First quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$1,447.7	$1,439.6	0.6%	(4.3)%	4.9%
Seatbelt Products2)		$726.3	$801.3	(9.4)%	(5.6)%	(3.8)%
Total		$2,174.0	$2,240.9	(3.0)%	(4.8)%	1.8%

Asia		$750.7	$792.2	(5.2)%	(4.4)%	(0.8)%
Whereof:	China	$330.4	$366.4	(9.8)%	(5.8)%	(4.0)%
	Japan	$208.1	$214.7	(3.1)%	(1.9)%	(1.2)%
	RoA	$212.2	$211.1	0.5%	(4.5)%	5.0%
Americas		$743.1	$667.2	11.4%	(1.3)%	12.7%
Europe		$680.2	$781.5	(13.0)%	(8.1)%	(4.9)%
Total		$2,174.0	$2,240.9	(3.0)%	(4.8)%	1.8%
1) Effects from currency translations. 2) Including Corporate and other sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management. The historical periods in the table have been restated to only reflect Continuing Operations.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2019	2018	2018	2018	2018
Total current assets	$3,111.1	$3,285.4	$3,348.1	$3,373.8	$3,631.9
Total current liabilities1)	(2,535.3)	(2,655.5)	(2,683.8)	(2,753.3)	(2,183.0)
Working capital	$575.8	$629.9	$664.3	$620.5	$1,448.9
Cash and cash equivalents	(436.6)	(615.8)	(533.7)	(507.5)	(793.9)
Short-term debt	437.6	620.7	573.0	605.6	60.2
Derivative asset and liability, current	2.4	(0.8)	1.8	2.9	(1.5)
Dividends payable	54.0	54.0	54.0	54.0	53.9
Operating working capital	$633.2	$688.0	$759.4	$775.5	$767.6
1) March 2019 and December 2018 excluding the EC antitrust accrual.

Net Debt

As part of efficiently managing the Company’s overall cost of funds, Autoliv from time to time enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2019	2018	2018	2018	2018
Short-term debt	$437.6	$620.7	$573.0	$605.6	$60.2
Long-term debt	1,598.1	1,609.0	1,677.5	1,678.0	1,310.2
Total debt	$2,035.7	$2,229.7	$2,250.5	$2,283.6	$1,370.4
Cash & cash equivalents	(436.6)	(615.8)	(533.7)	(507.5)	(793.9)
Debt issuance cost/Debt- related derivatives, net	8.1	4.9	7.6	8.6	(1.6)
Net debt	$1,607.2	$1,618.8	$1,724.4	$1,784.7	$574.9

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	March 31	December 31	March 31
(Dollars in millions)	2019	2018	2018
Net debt1)	$1,607.2	$1,618.8	$574.9
Pension liabilities	200.4	198.2	211.5
Debt per the Policy	$1,807.6	$1,817.0	$786.4

Net income2)	172.8	183.7	283.3
Less; Net loss, Discontinued Operations2)	157.1	193.8	315.5
Net income, Continuing Operations2)	$329.9	$377.5	$598.8
Income taxes2)	207.2	234.9	222.8
Interest expense, net2, 3)	64.3	59.2	51.4
Depreciation and amortization of intangibles2)	350.1	342.0	314.8
Antitrust related matter2)	205.7	212.0	18.0
EBITDA per the Policy	$1,157.2	$1,225.6	$1,205.8

Leverage ratio	1.6	1.5	0.7

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Last 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Free Cash Flow and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	March 31	December 31	March 31	March 31
(Dollars in millions)	2019	20181)	20181)	20182)
Net income	$111.5	$183.7	$122.4	$159.1
Changes in operating assets and liabilities	(37.1)	(229.3)	(222.7)	(184.5)
Depreciation and amortization	90.1	397.1	109.8	81.5
Other, net3)	(10.8)	239.1	6.1	24.9
Operating cash flow	$153.7	$590.6	$15.6	$81.0
Capital expenditure, net	(108.0)	(554.8)	(139.3)	(110.1)
Free cash flow4)	$45.7	$35.8	$(123.7)	$(29.1)

Cash conversion5)	41.0%	19.5%	(101.1)%	(18.3)%

1) Including Discontinued Operations. 2) Management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 3) Including legal provision. 4) Operating cash flow less Capital expenditures, net. 5) Free cash flow relative to Net income.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	First quarter 2019			First quarter 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustm-ents1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustm-ents1)	Non-U.S. GAAP
Operating income	$173.2	$(6.8)	$166.4	$243.4	$1.1	$244.5
Operating margin, %	8.0	(0.3)	7.7	10.9	0.0	10.9
Income before taxes from Continuing Operations	$153.6	$(6.8)	$146.8	$228.9	$1.1	$230.0
Net income attributable to controlling interest from Continuing Operations	$111.4	$(6.8)	$104.6	$158.7	$0.7	$159.4
Capital employed	$3,581	$(7)	$3,574	$4,917	$1	$4,918
Return on capital employed, %2, 6)	19.6	(0.7)	18.9	n/a	n/a	n/a
Return on total equity, %3, 6)	23.0	(1.3)	21.7	n/a	n/a	n/a
Earnings per share, Continuing Operations4, 5)	$1.27	$(0.07)	$1.20	$1.82	$0.01	$1.83
Total parent shareholders' equity per share	$22.48	$(0.07)	$22.41	$48.29	$0.01	$48.30

1) Excluding costs for capacity alignment and antitrust related matters. 2) Operating income and income from equity method investments, relative to average capital employed. 3) Net income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 6) The Company has decided not to recalculate the prior period since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful.

Items included in Non-U.S. GAAP adjustments	First quarter 2019		First quarter 2018
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	. $(0.1)	…... $(0.00)	…… $1.1	……….. $0.01
Antitrust related matters	(6.7)	(0.07)	(0.0)	(0.00)
Total adjustments to operating income	$(6.8)	$(0.07)	$1.1	$0.01
Tax on non-U.S. GAAP adjustments1)	0.0	0.00	(0.4)	0.00
Total adjustments to net income	$(6.8)	$(0.07)	$0.7	$0.01

Weighted average number of shares outstanding - diluted		87.4		87.3

Return on capital employed2, 3, 6)	$(27.2)		n/a
Adjustment return on capital employed	(0.7)%		n/a

Return on total equity4, 5, 6)	$(27.2)		n/a
Adjustment return on total equity	(1.3)%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q4 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments, relative to average capital employed. 4) Income relative to average total equity. 5) After adjustment for annualized Q4 non-U.S. GAAP Net income adjustment.  6) The Company has decided not to recalculate the prior period since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful.

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, except per share data)	2018	2017	2016	2015
Sales and Income
Net sales	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,699	5,342	5,256	5,036
Seatbelt sales	2,980	2,794	2,665	2,599
Operating income	686	860	831	708
Net income attributable to controlling interest	376	586	558	443
Earnings per share (US$) – basic2)	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	4.31	6.68	6.32	5.02
Gross margin, %4)	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.8)	(4.6)	(4.5)	(4.1)
S,G &A net in relation to sales, %	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	7.9	10.6	10.5	9.3
Adjusted operating margin, %[6], 7, 8)	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	478	581	488	525
Days receivables outstanding9)	71	76	70	71
Days inventory outstanding10)	35	35	32	31
Total equity	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	21.63	46.38	41.69	39.22
Current assets excluding cash	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,423	1,440	1,430	1,445
Capital employed	3,516	4,538	4,225	3,670
Net debt8)	1,619	368	299	202
Total assets	6,722	6,947	6,565	6,518
Long-term debt	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	5.5	7.1	6.2	6.9
Return on capital employed, %[1][1], 12)	17	n/a	n/a	n/a
Return on total equity, %[1][2], 13)	13	n/a	n/a	n/a
Total equity ratio, %	28	49	48	46
Cash flow
Operating cash flow[1]4)	591	936	868	751
Depreciation and amortization[1]4)	397	426	383	319

(Dollars in millions, except per share data)	2018	2017	2016	2015
Capital expenditures, net[1]4)	555	570	499	450
Capital expenditures, net in relation to sales, %[1]4)	5.7	5.5	4.9	4.9
Free cash flow[6], 8, [1][4], 15)	36	366	369	301
Cash conversion, %[6], 8, [1][4], 16)	19.5	120.8	65.7	65.8
Direct shareholder return[1][4], 17)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)[1]8)	87.1	87.0	88.2	88.1
Number of employees, December 31	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Unaudited. 7) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 8) Non-US GAAP measure, for reconciliation see tables above. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Operating income and income from equity method investments, relative to average capital employed. 12) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 13) Income relative to average total equity. 14) Including Discontinued Operations. 15) Operating cash flow less Capital expenditures, net. 16) Free cash flow relative to Net income. 17) Dividends paid and Shares repurchased. 18) At year end, excluding dilution and net of treasury shares.